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                                                                    Exhibit (i)



                                January 26, 1999




Nicholas-Applegate Institutional Funds
600 West Broadway
San Diego, California  92101

Ladies and Gentlemen:

          We have acted as counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the "Trust"), in connection with the issuance of an indefinite number of shares of beneficial interest in a public offering pursuant to this Registration Statement filed on Form N-1A with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

          In our capacity as counsel for the Trust, we have examined the Declaration of Trust dated as of December 17, 1992, as amended, the bylaws of the Trust, as amended, originals or copies of actions of the Trustees as furnished to us by the Trust, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

          Based upon our examination as aforesaid, we are of the opinion that the shares are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        Charles H. Field